UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 4, 2021

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1605 Westgate Circle, Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 266-4622

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	IMAC	NASDAQ Capital Market
Warrants to Purchase Common Stock	IMACW	NASDAQ Capital Market

☐ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2)

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

CURRENT REPORT ON FORM 8-K

IMAC Holdings, Inc. (the “Company”)

October 4, 2021

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 4, 2021, pursuant to a Stock Purchase Agreement, dated as of October 4, 2021, the Company acquired from F. Allen Johnston, M.D. all of the outstanding common stock of Louisiana Orthopaedic & Sports Rehab Institute for $1.6 million, consisting of $1.2 million in shares of the Company’s common stock issued at closing and $400,000 in cash, payable in four equal quarterly installments during the 12 months following the closing, plus up to an additional $200,000 based on an increase in Louisiana Orthopaedic’s total new patients during the first nine months of 2022 compared to the prior nine-month period. The purchase price was determined as a result of arm’s-length negotiations between the parties.

Separately, on October 4, 2021, pursuant to an Asset Purchase Agreement, dated as of October 1, 2021, the Company (through its wholly-owned subsidiary, IMAC Medical of Louisiana, a medical corporation) purchased substantially all of the professional assets and certain other assets related to the operation of a medical practice conducted by F. Allen Johnston MD, PC, a Louisiana professional corporation, and assumed certain of the liabilities of the medical practice, for $800,000 in cash. The purchase price was determined as a result of arm’s-length negotiations between the parties.

Louisiana Orthopaedic is a practice management company serving the Baton Rouge community since 1988. The company offers orthopaedic and sports medicine services and treats acute sports, accident and work-related injuries among others, helping patients procure the appropriate treatment and medicine easily. Its founder, Dr. F. Allen Johnston, an orthopedic surgeon, will continue to see patients at Louisiana Orthopaedic’s medical center (conducted through his medical practice) and will join the Company as a Medical Director.

The cash portion of the acquisitions were funded by cash on hand from operations and prior equity financings.

Neither Louisiana Orthopaedic nor F. Allen Johnston MD, PC had any material relationship or association with the Company. The acquisitions will be accounted for under the purchase method of accounting.

There are presently no significant changes anticipated in the business or product lines of either the Company or Louisiana Orthopaedic or F. Allen Johnston MD, PC.

The foregoing summary description of the Stock Purchase Agreement and Asset Purchase Agreement set forth herein is qualified by reference to the full text of both the Stock Purchase Agreement and Asset Purchase Agreement, a copy of each of which is attached hereto as Exhibit 2.1 and 2.2, respectively, and each of which is incorporated herein in its entirety.

The Company announced the closing of the acquisition in a press release issued on October 4, 2021, a copy of which is attached hereto as Exhibit 99.1 and is incorporated in its entirety by reference.

Item 3.02.	Unregistered Shares of Equity Securities.

The information set forth above in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. The shares of the Company’s common stock issued under the terms of the above-described Stock Purchase Agreement were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the financial statements of Louisiana Orthopaedic & Sports Rehab Institute are not “significant” and therefore not required to be filed pursuant to Item 3.05(b) of Regulation S-X.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), the pro forma financial information is not “significant” and therefore not required to be filed pursuant to Article 11 of Regulation S-X.

(d) Exhibits.

Exhibit Number	Description

2.1	Stock Purchase Agreement, dated as of October 4, 2021, by IMAC Holdings, Inc. and F. Allen Johnston, M.D.*

2.2	Asset Purchase Agreement, dated as of October 1, 2021, among IMAC Medical of Louisiana, a Medical Corporation, F. Allen Johnston, M.D. and F. Allen Johnston MD, PC.*

99.1	Press Release issued by IMAC Holdings, Inc. on October 4, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain of the schedules (and similar attachments) to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended, because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in the Exhibit or the disclosure document. The Registrant hereby agrees to furnish a copy of all omitted schedules (or similar attachments) to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAC HOLDINGS, INC.
Date: October 8, 2021

	By:	/s/ Jeffrey S. Ervin
Jeffrey S. Ervin, Chief Executive Officer